================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                               VERISIGN, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

[LOGO OF VERISIGN APPEARS HERE]
VeriSign, Inc.
1350 Charleston Road
Mountain View, California 94043-1331

April 15, 1999

To Our Stockholders:

You are cordially invited to attend the 1999 Annual Meeting of Stockholders of VeriSign, Inc. to be held at our corporate offices, located at 1350 Charleston Road, Mountain View, California on Thursday, May 27, 1999 at 10:00 a.m., Pacific Daylight time.

The matters expected to be acted upon at the meeting are described in detail in the following Notice of the 1999 Annual Meeting of Stockholders and Proxy Statement.

It is important that you use this opportunity to take part in the affairs of VeriSign, Inc. by voting on the business to come before this meeting. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING. Returning the Proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

We look forward to seeing you at our 1999 Annual Meeting of Stockholders.

Sincerely,
/s/ Stratton D. Sclavos
Stratton D. Sclavos
President and Chief Executive Officer

[LOGO OF VERISIGN APPEARS HERE]



VeriSign, Inc.
Notice of the 1999 Annual Meeting of Stockholders and Proxy Statement

                        [LOGO OF VERISIGN APPEARS HERE]
                                 VeriSign, Inc.
                              1350 Charleston Road
                      Mountain View, California 94043-1331

                               ----------------

               NOTICE OF THE 1999 ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

  NOTICE IS HEREBY GIVEN that the 1999 Annual Meeting of Stockholders of VeriSign, Inc. will be held at our corporate offices, located at 1350 Charleston Road, Mountain View, California on Thursday, May 27, 1999 at 10:00 a.m., Pacific Daylight time. A map and directions to our corporate offices appear on the back cover of the Proxy Statement. The 1999 Annual Meeting of Stockholders is being held for the following purposes:

  1. To elect two Class I directors of VeriSign, each to serve a three-year term, or until his successor has been elected and qualified or until his earlier resignation or removal.

  2. To approve an amendment to VeriSign's 1998 Equity Incentive Plan to increase the number of shares issuable thereunder by an aggregate of 2,000,000 shares.

  3. To approve an amendment to VeriSign's 1998 Employee Stock Purchase Plan to increase the number of shares issuable thereunder by an aggregate of 250,000 shares.

  4. To approve an increase in the number of authorized shares of common stock from 50,000,000 to 200,000,000.

  5. To ratify the selection of KPMG LLP as independent auditors for VeriSign for the year ending December 31, 1999.

  6. To transact such other business as may properly come before the meeting or any adjournment thereof.

  The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

  Only stockholders of record at the close of business on March 30, 1999 are entitled to notice of and to vote at the 1999 Annual Meeting of Stockholders or any adjournment thereof.

By Order of the Board of Directors,
/s/ Timothy Tomlinson
Timothy Tomlinson
Secretary

Mountain View, California
April 15, 1999

  Whether or not you expect to attend the meeting, please complete, date, sign
                                      and
  promptly return the accompanying proxy in the enclosed postage-paid envelope so that your shares may be represented at the meeting.

                               TABLE OF CONTENTS

                                                                        Page
                                                                        ----
Proxy Statement for the 1999 Annual Meeting of Stockholders:
  Proposal No. 1--Election of Directors.............................      3
  Proposal No. 2--Adoption of Amendment to the 1998 Equity Incentive
   Plan.............................................................      6
  Proposal No. 3--Adoption of Amendment to the 1998 Employee Stock
   Purchase Plan....................................................     11
  Proposal No. 4--Increase in the Number of Authorized Shares.......     15
  Proposal No. 5--Ratification of Selection of Independent
   Auditors.........................................................     17
  Security Ownership of Certain Beneficial Owners and Management....     18
  Executive Compensation............................................     20
  Summary Compensation Table........................................     20
  Option Grants in Fiscal 1998......................................     21
  Aggregate Option Exercises in Fiscal 1998 and Fiscal Year-End
   Option Values....................................................     22
  Compensation Arrangements with Executive Officers.................     23
  Report of the Compensation Committee..............................     23
  Stock Price Performance Graph.....................................     26
  Certain Relationships and Related Transactions....................     27
  Stockholder Proposals for the 2000 Annual Meeting of
   Stockholders.....................................................     29
  Section 16(a) Beneficial Ownership Reporting Compliance...........     29
  Other Business....................................................     29
Communicating with VeriSign.........................................     30
Directions to the VeriSign Corporate Offices........................ Back Cover
Map to the VeriSign Corporate Offices............................... Back Cover

                        [LOGO OF VERISIGN APPEARS HERE]

                                 VeriSign, Inc.
                              1350 Charleston Road
                      Mountain View, California 94043-1331

                               ----------------

                                PROXY STATEMENT
                  FOR THE 1999 ANNUAL MEETING OF STOCKHOLDERS

                               ----------------

                                 April   , 1999

  The accompanying proxy is solicited on behalf of the Board of Directors of VeriSign, Inc., a Delaware corporation, for use at the 1999 Annual Meeting of Stockholders (the "Meeting") to be held at its corporate offices located at 1350 Charleston Road, Mountain View, California on Thursday, May 27, 1999 at 10:00 a.m., Pacific Daylight time. Only holders of record of our common stock at the close of business on March 30, 1999, which is the record date, will be entitled to vote at the Meeting. At the close of business on the record date,
we had            shares of common stock outstanding and entitled to vote. All proxies will be voted in accordance with the instructions contained therein and, if no choice is specified, the proxies will be voted in favor of the nominees and the proposals set forth in the accompanying Notice of the Meeting and this proxy statement. This proxy statement and the accompanying form of proxy were first mailed to stockholders on or about April 15, 1999. An annual report for the year ended December 31, 1998 is enclosed with this proxy statement.

Voting Rights

  Holders of VeriSign's common stock are entitled to one vote for each share held as of the record date, except that in the election of directors each stockholder has cumulative voting rights and is entitled to a number of votes equal to the number of shares held by such stockholder multiplied by the number of directors to be elected for which such stockholder is eligible to vote. The stockholder may cast these votes all for a single candidate or distribute the votes among any or all of the candidates. However, no stockholder will be entitled to cumulate votes for a candidate, however, unless that candidate's name has been placed in nomination prior to the voting and the stockholder, or any other stockholder, has given notice at the Meeting prior to the voting of an intention to cumulate votes. In such an event, the proxy holder may allocate among the Board of Directors' nominees the votes represented by proxies in the proxy holder's sole discretion.

Vote Required to Approve the Proposals

  With respect to Proposal No. 1, two (2) directors will be elected by a plurality of the votes of the shares of common stock present in person or represented by proxy at the Meeting and voting on the election of directors. Each of Proposals No. 2, 3 and 5 requires for approval the affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the Meeting. Proposal No. 4 requires for approval the affirmative vote of a majority of the shares of outstanding common stock.

  None of the Proposals are conditional upon the approval of any of the other Proposals by the stockholders.

Votes Needed for a Quorum, Effect of Abstentions and Broker Non-Votes

  A majority of the shares of common stock outstanding on the record date will constitute a quorum for the transaction of business. Abstentions will be included in determining the number of shares present and voting at the Meeting and will have the same effect as votes against Proposals No. 2, 3, 4 and 5. Since the required vote of holders of common stock to approve Proposal No. 4 is based on the total number of shares outstanding, a broker non-vote will have the same effect as a vote against Proposal No. 4. Broker non-votes will have no effect on any of the other Proposals.

Adjournment of Meeting

  In the event that sufficient votes in favor of the Proposals are not received by the date of the Meeting, the persons named as proxies may propose one or more adjournments of the Meeting to permit further solicitations of proxies. Any such adjournment would require the affirmative vote of the majority of the outstanding shares present in person or represented by proxy at the Meeting.

Expenses of Soliciting Proxies

  VeriSign will pay the expenses of soliciting proxies to be voted at the Meeting. Following the original mailing of the proxies and other soliciting materials, we and/or our agents may also solicit proxies by mail, telephone, telegraph or in person. Following the original mailing of the proxies and other soliciting materials, we will request that brokers, custodians, nominees and other record holders of our shares forward copies of the proxy and other soliciting materials to persons for whom they hold shares and request authority for the exercise of proxies. In such cases, we will reimburse the record holders for their reasonable expenses if they ask us to do so.

Revocability of Proxies

  Any person signing a proxy in the form accompanying this proxy statement has the power to revoke it prior to the Meeting or at the Meeting prior to the vote pursuant to the proxy. A proxy may be revoked by any of the following methods:

  . a written instrument delivered to VeriSign stating that the proxy is revoked;

  . a subsequent proxy that is signed by the person who signed the earlier proxy and is presented at the Meeting; or

  .  attendance at the Meeting and voting in person.

Please note, however, that if a stockholder's shares are held of record by a broker, bank or other nominee and that stockholder wishes to vote at the Meeting, the stockholder must bring to the Meeting a letter from the broker, bank or other nominee confirming that stockholder's beneficial ownership of the shares.

                                 Proposal No. 1
                             Election of Directors

  VeriSign's Amended and Restated Bylaws currently authorize no fewer than five and no more than seven directors. VeriSign's Board of Directors, or the Board, is currently comprised of six directors. The Bylaws divide the Board into three classes; Class I, Class II and Class III, with members of each class serving staggered three-year terms. One class of directors is elected by the stockholders at each annual meeting to serve a three-year term or until their successors are duly elected and qualified. The existing directors were elected pursuant to the provisions of a Stockholders' Agreement, which has terminated. The Class I directors, Mr. Sclavos and Mr. Tomlinson, will stand for reelection at the Meeting. The Class II directors, Mr. Compton and Mr. Cowan, will stand for reelection or election at the 2000 annual meeting and the Class III directors, Mr. Bidzos and Mr. Chenevich, will stand for reelection or election at the 2001 annual meeting. If any nominee for any reason is unable to serve, or for good cause will not serve, as a director, the proxies may be voted for such substitute nominee as the proxy holder may determine. We are not aware of any nominee who will be unable to serve, or for good cause will not serve, as a director.

Directors/Nominees

  The names of the nominees for election as Class I directors at the Meeting and of the incumbent Class II and Class III directors, and certain information about them, are included below.

             Name            Age                    Position
             ----            ---                    --------
   Nominees for election as
    Class I directors for a
    term expiring in 2002:
     Stratton D. Sclavos...   37 President, Chief Executive Officer and Director
     Timothy Tomlinson(2)..   49 Secretary and Director
   Incumbent Class II
    directors with terms
    expiring in 2000:
     Kevin R. Compton(2)...   40 Director
     David J. Cowan(1).....   32 Director
   Incumbent Class III
    directors with terms
    expiring in 2001:
     D. James Bidzos(1)....   43 Chairman of the Board
     William
      Chenevich(1)(2)......   55 Director

--------
Notes:(1) Member of the Compensation Committee

      (2) Member of the Audit Committee

  Stratton D. Sclavos has served as President and Chief Executive Officer and as a director of VeriSign since he joined VeriSign in July 1995. From October 1993 to June 1995, he was Vice President, Worldwide Marketing and Sales of Taligent, Inc., a software development company that was a joint venture among Apple Computer, Inc., IBM and Hewlett-Packard. From May 1992 to September 1993, Mr. Sclavos was Vice President of Worldwide Sales and Business Development of GO Corporation, a pen-based computer company. Prior to that time, he served in various sales and marketing capacities for MIPS Computer Systems, Inc. and Megatest Corporation. Mr. Sclavos is also a director and a member of the compensation committee of Network Solutions, Inc. Mr. Sclavos holds a B.S. degree in Electrical and Computer Engineering from the University of California at Davis.

  Timothy Tomlinson has been Secretary and a director of VeriSign since its founding in April 1995. He has been a partner of Tomlinson Zisko Morosoli & Maser LLP, a law firm, since 1983. Mr. Tomlinson is also a director of Portola Packaging, Inc. and Oak Technology, Inc. Mr. Tomlinson holds a B.A. degree in Economics, an M.B.A. degree and a J.D. degree from Stanford University.

  Kevin R. Compton has been a director of VeriSign since February 1996. He has been a general partner of Kleiner Perkins Caufield & Byers, a venture capital firm, since January 1990. Mr. Compton is also a director of Citrix Systems, Inc., Corsair Communications, Inc., Digital Generation Systems, Inc. and One World Systems, Inc. (formerly Global Village Communication, Inc.). Mr. Compton holds a B.S. degree in Business Management from the University of Missouri.

  David J. Cowan has been a director of VeriSign since its founding in April 1995. He has been a general partner of Bessemer Venture Partners, a venture capital investment firm, since August 1996. Mr. Cowan has also been a manager of Deer IV & Co. LLC, a venture capital investment firm, since August 1996. Previously he was an associate with Bessemer Venture Partners from August 1992 to August 1996. Mr. Cowan is also a director of Worldtalk Communications Corporation. Mr. Cowan holds an A.B. degree in Mathematics and Computer Science and an M.B.A. degree from Harvard University.

  D. James Bidzos has served as Chairman of the Board of VeriSign since its founding in April 1995 and served as Chief Executive Officer of VeriSign from April 1995 to July 1995. He served as President and Chief Executive Officer of RSA Data Security from 1986 to 1999. RSA, an encryption software company, was acquired by Security Dynamics Technologies, Inc. in July 1996 and has been a wholly-owned subsidiary of Security Dynamics since that time. Mr. Bidzos is presently Vice Chairman of the Board of Directors of Security Dynamics and served as Executive Vice President of Security Dynamics, a network security company, from 1996 to 1999.

  William Chenevich has been a director of VeriSign since its founding in April 1995. He has been the Group Executive Vice President, Data Processing Systems of VISA, a financial services company, since October 1993. From May 1992 to October 1993, he was Executive Vice President and Chief Information Officer of Ahmanson Corporation, a financial services company. Mr. Chenevich is also a director of Longs Drug Stores Corporation. Mr. Chenevich holds a B.B.A. degree in Business and an M.B.A. degree in Management from the City College of New York.

Board of Directors' Meetings and Committees

  The Board met five times, including telephone conference meetings, and took no actions by written consent during 1998. No director attended fewer than 75% of the aggregate of the total number of meetings of the Board held during the period for which such director was a director and the total number of meetings held by all committees of the Board on which such director served during the period that such director served.

  The Board has established an Audit Committee to meet with and consider suggestions from members of management, as well as VeriSign's independent accountants, concerning the financial operations of VeriSign. The Audit Committee also has the responsibility to review audited financial statements of VeriSign and consider and recommend the employment of, and approve the fee arrangements with, independent accountants for both audit functions and for advisory and other consulting services. The Audit Committee is currently comprised of Mr. Chenevich, Mr. Compton and Mr. Tomlinson. The Audit Committee met two times and took no actions by written consent during 1998.

  The Board has also established a Compensation Committee to review and approve the compensation and benefits for VeriSign's key executive officers, administer VeriSign's stock purchase, equity incentive and stock option plans and make recommendations to the Board regarding such matters. The Compensation Committee is currently comprised of Mr. Bidzos, Mr. Chenevich and Mr. Cowan. The Compensation Committee met five times and acted by written consent two times during 1998.

Director Compensation

  Directors do not receive any cash fees for their service on the Board or any Board committee, but they are entitled to reimbursement of all reasonable out-of-pocket expenses incurred in connection with their attendance at Board and Board committee meetings. All Board members are eligible to receive stock options under VeriSign's stock option plans, and outside directors receive stock options pursuant to automatic grants of stock options under the 1998 Directors Stock Option Plan, or the Directors Plan.

  In October 1997, the Board adopted, and in January 1998 the stockholders approved, the Directors Stock Option Plan and reserved a total of 125,000 shares of VeriSign's common stock for issuance thereunder. As of December 31, 1998, options to purchase 37,500 shares of common stock had been granted under the Directors' Plan and 87,500 shares remained available for future grant. Members of the Board who are not employees of VeriSign, or any parent, subsidiary or affiliate of VeriSign are eligible to participate in the Directors Plan. The option grants under the Directors Plan are automatic and nondiscretionary, and the exercise price of the options is 100% of the fair market value of the common stock on the date of grant. Each new director who is eligible to participate will initially be granted an option to purchase 15,000 shares on the date such director first becomes a director. These grants are referred to as "Initial Grants." On each anniversary of a director's Initial Grant or most recent grant if such director did not receive an Initial Grant, each eligible director will automatically be granted an additional option to purchase 7,500 shares if such director has served continuously as a member of the Board since the date of such director's Initial Grant or most recent grant if such director did not receive an Initial Grant. The term of such options is ten years. They will terminate seven months following the date the director ceases to be a director or, if VeriSign so specifies in the grant, a consultant of VeriSign (twelve months if the termination is due to death or disability). All options granted under the Directors Plan will vest as to 6.25% of the shares each quarter after the date of grant, provided the optionee continues as a director or, if VeriSign so specifies in the grant, as a consultant of VeriSign. Additionally, immediately prior to the dissolution or liquidation of VeriSign or a "change in control" transaction, all options granted pursuant to the Directors Plan will accelerate and will be exercisable for a period of up to six months following the transaction, after which period any unexercised options will expire. In July 1998, VeriSign granted to each of Messrs. Bidzos, Chenevich, Compton, Cowan and Tomlinson an option to purchase 7,500 shares of its common stock under the Directors Plan with an exercise price of $39.25 per share.

Compensation Committee Interlocks and Insider Participation

  Mr. Bidzos, a member of the Compensation Committee, is presently Vice Chairman of the Board of Directors of Security Dynamics and served as Executive Vice President of Security Dynamics from 1996 to 1999. Mr. Bidzos and Security Dynamics, with its wholly-owned subsidiaries, together beneficially own approximately 11.2% of VeriSign's common stock. Mr. Bidzos also served as VeriSign's Chief Executive Officer from April 1995 to July 1995. See "Certain Relationships and Related Transactions." No interlocking relationship exists between the Board or Compensation Committee and the board of directors or compensation committee of any other company.

                THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF
                        EACH OF THE NOMINATED DIRECTORS.

                                 Proposal No. 2
            Adoption of Amendment to the 1998 Equity Incentive Plan

  The following is a summary of the principal provisions of VeriSign's 1998 Equity Incentive Plan, or the Equity Incentive Plan. This summary is qualified in its entirety by reference to the full text of the plan.

Plan History

  In October 1997, the Board adopted, and in January 1998 the stockholders approved, the Equity Incentive Plan. In addition to the 2,000,000 shares reserved for issuance under the Equity Incentive Plan, all shares remaining available under two predecessor plans, the 1995 Stock Option Plan and the 1997 Stock Option Plan, were transferred to the Equity Incentive Plan. As of December 31, 1998, options to purchase 2,187,456 shares of common stock had been granted under the 1998 Equity Incentive Plan and 268,221 shares remained available for future grant. The Equity Incentive Plan authorizes the award of options, restricted stock awards and stock bonuses. Each of these is referred to as an Award.

Proposed Amendment to the Equity Incentive Plan

  In March 1999, the Board approved an amendment to the Equity Incentive Plan to increase the number of shares reserved and authorized for issuance thereunder by 2,000,000 shares. This amendment to the Equity Incentive Plan to increase, by an aggregate of 2,000,000 shares, the total number of shares issuable thereunder to 4,500,000 shares, excluding any shares transferred from the predecessor plans, is the subject of this Proposal. The Board believes that the increase in the number of shares reserved under the Equity Incentive Plan proposed by this amendment is necessary in order to enable VeriSign to continue to use the grant of stock options and other Awards to retain and attract qualified employees and to also encourage stock ownership by Equity Incentive Plan participants, thereby aligning their interests with those of VeriSign's stockholders.

  VeriSign has no current plans or proposals to award any specific portion of the additional options authorized under this proposal to any specific person or class of persons.

Shares Subject to the Equity Incentive Plan

  An aggregate of 4,500,000 shares of VeriSign's common stock has been reserved by the Board for issuance under the Equity Incentive Plan, after approval of the amendment under this Proposal. If any option granted pursuant to the Equity Incentive Plan, or the predecessor 1995 Stock Option Plan or 1997 Stock Option Plan, expires or terminates for any reason without being exercised in whole or in part, or any award terminates without being issued, or any award is forfeited or repurchased by VeriSign at the original purchase price, the shares released from such award will again become available for grant and purchase under the Equity Incentive Plan. This number of shares is subject to proportional adjustment to reflect stock splits, stock dividends and other similar events.

Administration

  The Compensation Committee, the members of which are appointed by the Board, administers the Equity Incentive Plan. The Compensation Committee currently consists of Mr. Bidzos, Mr. Chenevich and Mr. Cowan, all of whom are "non-employee directors," as that term is defined in the Securities Exchange Act of 1934, and "outside directors," as that term is defined pursuant to Section 162(m) of the Internal Revenue Code.

  Subject to the terms of the Equity Incentive Plan, the Compensation Committee determines the persons who are to receive Awards, the number of shares subject to each such Award and the terms and conditions of each such Award. The Compensation Committee has the authority to construe and interpret any of the provisions of the Equity Incentive Plan or any Awards granted thereunder.

Eligibility

  Employees, officers, directors and consultants of VeriSign, and of any subsidiaries and affiliates, are eligible to receive awards under the Equity Incentive Plan. No person is eligible to receive more than 400,000 shares of common stock in any calendar year under the Equity Incentive Plan, other than new employees of VeriSign, including directors and officers who are also new employees, who are eligible to receive up to a maximum of 1,000,000 shares of common stock in the calendar year in which they commence their employment with VeriSign. As of February 28, 1999, approximately 356 persons were eligible to participate in the Equity Incentive Plan.

Stock Options

  The Equity Incentive Plan provides for the grant of both incentive stock options, or ISOs, that qualify under Section 422 of the Internal Revenue Code, and nonqualified stock options, or NQSOs. ISOs may be granted only to employees of VeriSign or of a parent or subsidiary of VeriSign. All Awards other than ISOs may be granted to employees, officers, directors and consultants. The exercise price of ISOs must be at least equal to the fair market value of the common stock on the date of grant. The exercise price of NQSOs must be at least equal to 85% of the fair market value of the common stock on the date of grant. The maximum term of options granted under the Equity Incentive Plan is ten years, although options are generally granted with a term of seven years. Awards granted under the Equity Incentive Plan generally vest as to 25% of the shares on the first anniversary of the date of grant and as to 6.25% of the shares each of the next 12 quarters.

  The exercise price of options granted under the Equity Incentive Plan may be paid as approved by the Compensation Committee at the time of grant: (1) in cash (by check); (2) by cancellation of indebtedness of VeriSign to the participant; (3) by surrender of shares of VeriSign's common stock owned by the participant for at least six months and having a fair market value on the date of surrender equal to the aggregate exercise price of the option; (4) by tender of a full recourse promissory note; (5) by waiver of compensation due to or accrued by the participant for services rendered; (6) by a "same-day sale" commitment from the participant and a National Association of Securities Dealers, Inc., or NASD, broker; (7) by a "margin" commitment from the participant and a NASD broker; or (8) by any combination of the foregoing.

Termination of Options

  Options are generally exercisable for a period of ten years. Options granted under the Equity Incentive Plan generally expire three months after the termination of the optionee's service, except in the case of death or disability, in which case the options generally may be exercised for up to 12 months following the date of death or termination of service due to disability. Options will generally terminate immediately upon termination for cause.

Restricted Stock Awards

  The Compensation Committee may grant restricted stock awards to purchase stock either in addition to, or in tandem with, other Awards under the Equity Incentive Plan, under such terms, conditions and restrictions as the Compensation Committee may determine. The purchase price for such Awards must be no less than 85% of the fair market value of VeriSign's common stock on the date of the Award. In the case of an Award granted to a 10% stockholder, the purchase price must be 100% of fair market value. The purchase price can be paid for in any of the forms of consideration listed in items (1) through (5) in "Stock Options" above, as are approved by the Compensation Committee at the time of grant. To date, VeriSign has not granted any restricted stock awards.

Stock Bonus Awards

  The Compensation Committee may grant stock bonus awards either in addition to or in tandem with, other Awards under the Equity Incentive Plan, under such terms, conditions and restrictions as the Compensation Committee may determine. To date, VeriSign has not granted any stock bonus awards.

Mergers, Consolidations and Change of Control

  In the event of the dissolution or liquidation of VeriSign or a "change in control" transaction, outstanding Awards may be assumed or substituted by the successor corporation, if any. If a successor corporation does not assume or substitute the Awards, they will expire upon the effectiveness of the transaction. The Committee, in its discretion, may provide that the vesting of any or all Awards will accelerate prior to the effectiveness of the transaction.

Amendment of the Plan

  The Board may at any time amend or terminate the Equity Incentive Plan, including amendment of any form of award agreement or instrument to be executed pursuant to the Equity Incentive Plan. However, the Board may not amend the Equity Incentive Plan in any manner that requires stockholder approval pursuant to the Code or the regulations promulgated thereunder, or the Exchange Act or Rule 16b-3, or its successor, promulgated thereunder.

Term of the Plan

  The Equity Incentive Plan will terminate in October 2007, unless sooner terminated in accordance with the terms of the Equity Incentive Plan.

Federal Income Tax Information

  The following is a general summary as of the date of this Proxy Statement of the federal income tax consequences to VeriSign and participants under the Equity Incentive Plan. The federal tax laws may change and the federal, state and local tax consequences for any participant will depend upon his or her individual circumstances. Each participant has been, and is, encouraged to seek the advice of a qualified tax advisor regarding the tax consequences of participation in the Equity Incentive Plan.

  Incentive Stock Options. A participant will not recognize income upon grant of an ISO and will not incur tax on its exercise, unless the participant is subject to the alternative minimum tax described below. If the participant holds the stock acquired upon exercise of an ISO, or the ISO shares, for one year after the date the option was exercised and for two years after the date the option was granted, the participant generally will realize capital gain or loss, rather than ordinary income or loss, upon disposition of the ISO shares. This gain or loss will be equal to the difference between the amount realized upon such disposition and the amount paid for the ISO shares.

  If the participant disposes of ISO shares prior to the expiration of either required holding period, which is called a disqualifying disposition, then gain realized upon the disposition, up to the difference between the fair market value of the ISO shares on the date of exercise, or, if less, the amount realized on a sale of the shares, and the option exercise price, generally will be treated as ordinary income. Any additional gain will be capital gain; taxed at a rate that depends upon the amount of time the ISO shares were held by the participant.

  Alternative Minimum Tax. The difference between the fair market value of the ISO shares on the date of exercise and the exercise price is an adjustment to income for purposes of the alternative minimum tax, or "AMT." The AMT, which is imposed to the extent it exceeds the taxpayer's regular tax, is 26% of an individual taxpayer's alternative minimum taxable income. The AMT rate increases to 28% in the case of alternative minimum taxable income in excess of $175,000. A maximum 20% AMT rate applies to the portion of alternative minimum taxable income that would otherwise be taxable as net capital gain. Alternative minimum taxable income is determined by adjusting regular taxable income for certain items, increasing that income by certain tax preference items, including the difference between the fair market value of the ISO shares on the date of exercise and the exercise price, and reducing this amount by the applicable exemption amount. The exemption amount is $45,000 in the case of a joint return, subject to reduction under certain circumstances. If a disqualifying disposition of the ISO shares occurs in the same calendar year as an exercise of the ISO, there is no AMT adjustment with respect to those shares. Also upon a sale of ISO shares that is not a disqualifying disposition, alternative minimum taxable income is reduced in the year of sale by the excess of fair market value of the ISO shares at exercise over the amount paid for the ISO shares. Special rules apply where all or a portion of the exercise price is paid by tendering shares of common stock.

  Nonqualified Stock Options. A participant will not recognize any taxable income at the time a NQSO is granted. However, upon exercise of a NQSO the participant will include in income as compensation an amount equal to the difference between the fair market value of the shares on the date of exercise and the participant's exercise price. The included amount will be treated as ordinary income by the participant and may be subject to income tax and FICA withholding by VeriSign, either by payment in cash or withholding out of the participant's salary. Upon resale of the shares by the participant, any subsequent appreciation or depreciation in the value of the shares will be treated as capital gain or loss. Special rules apply where all, or a portion, of the exercise price is paid by tendering shares of common stock.

  Tax Treatment of VeriSign. VeriSign will be entitled to a deduction in connection with the exercise of a NQSO by a participant or the receipt of restricted stock or stock bonuses by a participant to the extent that the participant recognizes ordinary income. VeriSign will be entitled to a deduction in connection with the disposition of ISO shares only to the extent that the participant recognizes ordinary income on a disqualifying disposition of the ISO shares.

ERISA

  The Equity Incentive Plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974 (ERISA) and is not qualified under Section 401(a) of the Internal Revenue Code.

New Plan Benefits

  No option grants have been made through March 30, 1999 under the Equity Incentive Plan out of the 2,000,000 additional shares reserved under the Equity Incentive Plan that stockholders are being asked to approve. The numbers of option grants to be made under the Equity Incentive Plan in 1999 to the individuals or groups of individuals listed in the table below, and the prices at which such grants will be made, are not determinable. The following table sets forth the option grants that were made during the year ended December 31, 1998 under the Equity Incentive Plan to:

  .  the Named Officers (see "Executive Compensation");

  .  all current executive officers, as a group;

  .  all current directors who are not executive officers, as a group; and

  . all employees, including officers who are not executive officers, as a group.

                                                            Weighted
                                                            Average  Number of
                                                            Exercise  Shares
             Name and Position                              Price(1)    (1)
             -----------------                              -------- ---------
   Stratton D. Sclavos.....................................  $45.55    400,000
    President and Chief Executive Officer
   Quentin P. Gallivan.....................................   30.69     45,000
    Vice President of Worldwide Sales
   Richard A. Yanowitch....................................   30.69     45,000
    Vice President of Marketing
   Dana L. Evan............................................   30.69     60,000
    Vice President of Finance and Administration and Chief
     Financial Officer
   Arnold Schaeffer........................................   30.69     90,000
    Vice President of Engineering
   All current executive officers as a group (6 persons)...   38.82    730,000
   All current directors who are not executive officers as
    a group (5 persons)....................................     --         --
   All employees, including officers who are not executive
    officers, as a group...................................   29.60  1,457,456

--------
(1) The exercise price and number of options to be granted in the future under the Equity Incentive Plan is unknown, as the exercise price will be equal to fair market value on the date of grant, and option grants are made at the discretion of the Compensation Committee.

             THE BOARD RECOMMENDS A VOTE FOR INCREASING THE NUMBER
               OF SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE
                        UNDER THE EQUITY INCENTIVE PLAN.

                                 Proposal No. 3
         Adoption of Amendment to the 1998 Employee Stock Purchase Plan

  The following is a summary of the principal provisions of VeriSign's 1998 Employee Stock Purchase Plan, or the Purchase Plan. This summary is qualified in its entirety by reference to the full text of the plan.

Purchase Plan History

  In December 1997, the Board adopted, and in January 1998 the stockholders approved, the Purchase Plan. Except for the first offering, each offering under the Purchase Plan will be for a period of 24 months and will consist of six-month purchase periods. The first offering period began on January 29, 1998 and will last until January 31, 2000. Offering periods thereafter will begin on February 1 and August 1. Each participant will be granted an option on the first day of the offering period and the option will be automatically exercised on the last day of each purchase period during the offering period. The purchase price for the common stock purchased under the Purchase Plan is 85% of the lesser of the fair market value of the common stock on the first day of the applicable offering period and on the last day of the applicable purchase period. The Compensation Committee has the power to change the duration of offering periods and purchase periods without stockholder approval, if the change is announced at least 15 days prior to the beginning of the offering or purchase period to be affected.

  VeriSign initially reserved 500,000 shares of its common stock for issuance under the Purchase Plan. As of December 31, 1998, 58,225 shares had been issued under the Purchase Plan and 441,775 shares remained available for future issuance under the Purchase Plan.

Proposed Amendment to the Purchase Plan

  In March 1999, the Board approved an amendment to the Purchase Plan to increase the number of shares reserved and authorized for issuance under the Purchase Plan by 250,000 shares. This amendment to the Purchase Plan to increase, by an aggregate of 250,000 shares, the total number of shares issuable under the Purchase Plan to 750,000 shares is the subject of this Proposal. The Board believes that the increase in the number of shares reserved under the Purchase Plan proposed by this amendment is necessary in order to enable VeriSign to continue to provide its employees the opportunity to purchase common stock through payroll deductions and to encourage stock ownership by Purchase Plan participants, thereby aligning their interests with those of VeriSign's stockholders.

Shares Subject to the Purchase Plan

  The Board has reserved an aggregate of 750,000 shares of VeriSign common stock for issuance under the Purchase Plan, after approval of the amendment under this Proposal.

Administration

  The Compensation Committee, the members of which are appointed by the Board, administers the Purchase Plan. The Compensation Committee currently consists of Mr. Bidzos, Mr. Chenevich and Mr. Cowan, all of whom are "non-employee directors," as that term is defined in the Securities Exchange Act of 1934, as amended, or the Exchange Act, and "outside directors," as that term is defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code.

  The Compensation Committee has the authority to construe and interpret any of the provisions of the Purchase Plan.

Eligibility

  Employees generally are eligible to participate in the Purchase Plan if they are customarily employed by VeriSign or by a participating subsidiary for more than 20 hours per week and more than five months in a calendar year. VeriSign or a participating subsidiary also must have employed the employee at least ten days prior to the beginning of the offering period. Eligible employees may select a rate of payroll deduction between 2% and 10% of their compensation and are subject to certain maximum purchase limitations.

  As of February 1, 1999, the beginning of the most recent offering period, approximately 295 employees, including six executive officers, were eligible to participate in the Purchase Plan.

Special Limitations

  The Purchase Plan imposes certain limitations upon a participant's rights to acquire common stock, including the following limitations:

  . Purchase rights may not be granted to any individual who owns stock, including stock purchasable under any outstanding purchase rights, possessing 5% or more of the total combined voting power or value of all classes of stock of VeriSign or any of its affiliates.

  . Purchase rights granted to a participant may not permit the individual to purchase more than $25,000 of common stock, valued at the time each purchase right is granted, during any one calendar year.

Termination of Purchase Rights

  A purchase right will terminate upon the participant's election to withdraw from the Purchase Plan. Any payroll deductions that the participant may have made with respect to the terminated purchase right will be refunded to the participant if the election to withdraw from the Purchase Plan is received by VeriSign at least 15 days prior to the end of a purchase period. If the participant's election to withdraw is received by VeriSign less than 15 days prior to the end of a purchase period, the participant's payroll deductions will be used to purchase shares on the purchase date and his/her participation will end at the beginning of the next purchase period or offering period. A participant's election to withdraw from the Purchase Plan is irrevocable, and the participant may not rejoin the purchase period or offering period for which the terminated purchase right was granted.

  A purchase right will also terminate upon the participant's termination of employment. Any payroll deductions that the participant may have made during the purchase period in which the termination occurs will be refunded to the participant.

  In addition, VeriSign has specifically reserved the right, exercisable in the sole discretion of the Board, to terminate the Purchase Plan at any time. If VeriSign exercises such right, then the Purchase Plan will terminate in its entirety and no further purchase rights will be granted or exercised under the Purchase Plan.

Stockholder Rights

  No participant will have any stockholder rights with respect to the shares covered by his or her purchase rights until the shares are actually purchased on the participant's behalf. No adjustment will be made for dividends, distributions or other rights for which the record date is prior to the date of the purchase.

Assignability

  No purchase rights will be assignable or transferable by the participant, except by will or the laws of inheritance following the participant's death. Each purchase right will, during the lifetime of the participant, be exercisable only by the participant.

Mergers, Consolidations and Change of Control

  The Purchase Plan provides that, in the event of the proposed dissolution or liquidation of VeriSign, the offering period will terminate immediately prior to the consummation of the proposed action, provided that the

Compensation Committee may fix a different date for termination of the Purchase Plan and may give each participant the opportunity to purchase shares under the Purchase Plan prior to the termination. The Purchase Plan provides that, in the event of certain "change of control" transactions, the Purchase Plan will continue for all offering periods that began prior to the transaction and shares will be purchased based on the fair market value of the surviving corporation's stock on each purchase date.

Amendment of the Plan

  The Board has the authority to amend, terminate or extend the term of the Purchase Plan, except that no action may adversely affect any outstanding options previously granted under the Purchase Plan and stockholder approval is required to increase the number of shares that may be issued or change the terms of eligibility under the Purchase Plan.

  The Purchase Plan will terminate in December 2007, unless terminated earlier under the terms of the Purchase Plan, including the issuance of all of the shares of common stock reserved for issuance under the Purchase Plan.

Federal Tax Consequences

  The Purchase Plan is intended to be an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code. Under a qualified plan, no taxable income will be reportable by a participant, and no deductions will be allowable to VeriSign, as a result of the grant or exercise of the purchase rights issued under the Purchase Plan. Taxable income will not be recognized until there is a sale or other disposition of the shares acquired under the Purchase Plan or in the event the participant should die while still owning the purchased shares.

  If the participant sells or otherwise disposes of the purchased shares within two years after commencement of the offering period during which those shares were purchased or within one year of the date of purchase, the participant will recognize ordinary income in the year of sale or disposition equal to the amount by which the fair market value of the shares on the purchase date exceeded the purchase price paid for those shares. If the participant sells or disposes of the purchased shares more than two years after the commencement of the offering period in which those shares were purchased and more than one year from the date of purchase, then the participant will recognize ordinary income in the year of sale or disposition equal to the lesser of the amount by which the fair market value of the shares on the sale or disposition date exceeded the purchase price paid for those shares or 15% of the fair market value of the shares on the date of commencement of such offering period. Any additional gain upon the disposition will be taxed as a capital gain.

  If the participant still owns the purchased shares at the time of death, the lesser of the amount by which the fair market value of the shares on the date of death exceeds the purchase price or 15% of the fair market value of the shares on the date of commencement of the offering period during which those shares were purchased will constitute ordinary income in the year of death.

  If the purchased shares are sold or otherwise disposed of within two years after commencement of the offering period during which those shares were purchased or within one year after the date of purchase, then VeriSign will be entitled to an income tax deduction in the year of sale or disposition equal to the amount of ordinary income recognized by the participant as a result of such sale or disposition. No deduction will be allowed in any other case.

New Purchase Plan Benefits

  No shares have been issued through March 30, 1999 under the Purchase Plan out of the 250,000 additional shares reserved under the Purchase Plan that stockholders are being asked to approve. The number of shares to be issued under the Purchase Plan in 1999 to the individuals or groups of individuals listed in the table below and the net values to be realized upon such issuances, are not determinable. The following table sets forth the Purchase Plan shares that were issued during the year ended December 31, 1998 under the Purchase Plan to:

  .  the Named Officers (see "Executive Compensation");

  .  all current executive officers, as a group;

  .  all current directors who are not executive officers, as a group; and

  . all employees, including officers who are not executive officers, as a group.

                             Number of
                              Shares    Net Value
   Name and Position         Purchased Realized (1)
   -----------------         --------- ------------
   Stratton D. Sclavos.....      980     $ 17,738
    President and Chief
     Executive Officer
   Quentin P. Gallivan.....      980       17,738
    Vice President of
     Worldwide Sales
   Richard A. Yanowitch....      893       16,163
    Vice President of
     Marketing
   Dana L. Evan............      910       16,471
    Vice President of
    Finance and
    Administration
    and Chief Financial
    Officer
   Arnold Schaeffer........      897       16,235
    Vice President of
     Engineering
   All current executive
    officers as a group
    (6 persons)............    4,660       84,345
   All current directors
    who are not executive
    officers
    as a group (5 persons)..     --           --
   All employees, including
    officers who are not
    executive officers, as
    a group................   53,565      969,527

--------
(1) Computed as the fair market value of the purchased shares on the purchase date less the purchase price.

            THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR INCREASING
                THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED
                     FOR ISSUANCE UNDER THE PURCHASE PLAN.

                                 Proposal No. 4
                  Increase in the Number of Authorized Shares

  VeriSign's Certificate of Incorporation currently authorizes VeriSign to issue up to 50,000,000 shares of common stock and 5,000,000 shares of preferred stock. This Proposal would amend the Certificate of Incorporation to authorize VeriSign to issue up to 200,000,000 million shares of common stock and 5,000,000 shares of preferred stock. The larger number of authorized shares of common stock provided for in this Proposal will provide VeriSign the certainty and flexibility to undertake various types of transactions, including stock splits, in the form of stock dividends, financings, increases in the shares reserved for issuance pursuant to stock incentive plans, or other corporate transactions not yet determined.

  On March 31, 1999, the Company announced it would effect a 2-for-1 stock split immediately after the Meeting, assuming Proposal No. 4 is approved. Under Delaware law, the Board cannot split VeriSign's stock by means of a 100% stock dividend without stockholder approval if there are insufficient authorized shares available.

  In order for the Board to be able to respond to future circumstances with a reasonable degree of flexibility, VeriSign must have a sufficient number of authorized shares to cover any stock dividends or other transactions. For example, since there are currently 50 million shares authorized and over 24 million issued and outstanding shares of VeriSign's common stock and approximately another 5.0 million shares reserved for issuance under the Equity Incentive Plan and Purchase Plan, assuming that Proposals 2 and 3 are approved, the number of shares currently authorized would not be sufficient to approve the proposed 2-for-1 stock split in the form of a 100% stock dividend without first obtaining stockholder approval. Under the proposed amendment to the Certificate of Incorporation, the additional shares of common stock would be available for issuance without further stockholder action, unless stockholder action is otherwise required by Delaware law or the rules of any stock exchange or automated quotation system on which the common stock may then be listed or quoted. VeriSign has no current plans to issue the remainder of the additional authorized shares other than the stock split described above and shares which could be issued in connection with any additional stock options granted as a result of any approved increase in the number of shares reserved for issuance under our 1998 Equity Incentive Plan or our 1998 Employee Stock Purchase Plan.

  The proposed increase in the number of authorized shares of common stock from 50,000,000 to 200,000,000 would result in approximately 24,939,763 shares of common stock being issued and outstanding, 6,298,926 shares of common stock reserved for issuance upon exercise of options outstanding and equity awards to be granted under VeriSign's equity compensation plans, assuming the stockholders approve Proposal No. 2, and 621,809 shares reserved for issuance under our 1998 Employee Stock Purchase Plan, assuming the stockholders approve proposal No. 3. VeriSign would then have 168,139,502 shares of common stock available for issuance in the future. After giving effect to the proposed stock split, there would be approximately 49,879,526 shares of common stock issued and outstanding, 12,597,852 shares of common stock reserved for issuance upon exercise of options outstanding and equity awards to be granted under VeriSign's equity compensation plans, assuming the stockholders approve Proposal No. 2, and 1,243,618 shares reserved for issuance under our 1998 Employee Stock Purchase Plan, assuming the stockholders approve Proposal No. 3. VeriSign would then have 136,279,004 shares of common stock available for issuance in the future. Furthermore, during the past 12 months, VeriSign has issued shares of its common stock in connection with a business combination. Although VeriSign currently has no agreements or understandings with respect to material acquisitions, the increase in the authorized number of shares of common stock will provide VeriSign with additional flexibility with regard to any future acquisitions.

  The additional shares of common stock that would become available for issuance if the proposed amendment were adopted could also be used by VeriSign to oppose a hostile takeover attempt or delay or prevent changes of control of VeriSign or changes in or removal of management of VeriSign. For example, without further stockholder approval, the board could strategically sell shares of common stock in a private transaction to purchasers who would oppose a takeover or favor the current board. Although this proposal to increase the number of authorized shares of common stock has been prompted by business and financial considerations, not by the threat of any attempt to accumulate shares or otherwise gain control of VeriSign, stockholders nevertheless should be aware that approval of the proposal could facilitate future efforts by VeriSign to deter or prevent changes of control of VeriSign, including transactions that are favored by a majority of the independent stockholders or in which the stockholders might otherwise receive a premium for their shares over then-current market prices or benefit in some other manner.

  VeriSign's certificate of incorporation and bylaws contain certain provisions that could have an anti-takeover effect, including the following:

  . VeriSign's stockholders may only take action at a meeting and not by written consent;

  . VeriSign's Board must be given advance notice regarding stockholder-sponsored proposals for consideration at annual meetings and for stockholder nominations for the election of directors;

  . VeriSign has a classified Board of Directors, with the board being divided into three classes which serve staggered three-year terms;

  . vacancies on the board may be filled until the next annual meeting of stockholders only by majority vote of the directors then in office; and

  . special meetings of stockholders may only be called by the Chairman of the Board, the Chief Executive Officer or by the board, not by our stockholders.

  In addition, the authority granted by VeriSign's certificate of incorporation to the board to fix the designations, powers, preferences, rights, qualifications, limitations and restrictions of any class or series of VeriSign's preferred stock could be used for anti-takeover purposes. The proposal to increase the number of authorized shares of common stock, however, is not part of any plan to adopt a series of amendments having an anti-takeover effect, and VeriSign's management presently does not intend to propose anti-takeover measures in future proxy solicitations.

                   THE BOARD RECOMMENDS A VOTE FOR INCREASING
                        THE NUMBER OF AUTHORIZED SHARES.

                                 Proposal No. 5
               Ratification of Selection of Independent Auditors

  VeriSign has selected KPMG LLP as its independent auditors to perform the audit of its financial statements for the year ending December 31, 1999, and the stockholders are being asked to ratify this selection. Representatives of KPMG LLP are expected to be present at the Meeting, will have the opportunity to make a statement at the Meeting if they desire to do so and are expected to be available to respond to appropriate questions.

  The affirmative vote of a majority of the shares of common stock represented in person or by proxy at the Meeting and voting together as a class will be required to approve the ratification of KPMG LLP as VeriSign's independent auditors.

                THE BOARD RECOMMENDS A VOTE FOR THE RATIFICATION
                         OF THE SELECTION OF KPMG LLP.

         Security Ownership of Certain Beneficial Owners and Management

  The following table sets forth certain information with respect to the beneficial ownership of VeriSign's common stock as of February 28, 1999 by:

  . each person who is known by VeriSign to own beneficially more than 5% of VeriSign's common stock;

  .  each director of VeriSign;

  .  each of the Named Executive Officers; and

  .  all directors and executive officers of VeriSign as a group.

  The percentage ownership is based on 24,939,763 shares of common stock outstanding at February 28, 1999. Shares of common stock that are subject to options currently exercisable or exercisable within 60 days of February 28, 1999, are deemed outstanding for the purpose of computing the percentage ownership of the person holding such options but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated in the footnotes following the table, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

                                                    Shares Beneficially Owned
                                                   -----------------------------
  Name of Beneficial Owner                            Number         Percent
  ------------------------                         --------------- -------------
     D. James Bidzos(1)...........................       2,793,341        11.2%
     Security Dynamics Technologies, Inc(1).......       2,611,591        10.5
     William Chenevich(2).........................         606,364         2.4
     Kevin R. Compton(3)..........................         463,671         1.9
     Stratton D. Sclavos(4).......................         451,197         1.8
     David J. Cowan(5)............................         286,438         1.1
     Richard A. Yanowitch(6)......................         207,865          *
     Arnold Schaeffer(7)..........................          97,120          *
     Dana L. Evan(8)..............................          88,732          *
     Timothy Tomlinson(9).........................          10,525          *
     Quentin P. Gallivan(10)......................           7,187          *
     All directors and executive officers as a
      group (11 persons)(11)......................       6,036,256        24.2

--------
  * Less than 1% of VeriSign's common stock

 (1) Represents 2,611,591 shares held by Security Dynamics or by its wholly-owned subsidiaries, 83,000 shares held by D. James Bidzos, 73,750 shares held by Kairdos L.L.C. and 25,000 shares subject to options held by D. James Bidzos that are exercisable within 60 days of February 28, 1999. Mr. Bidzos, the Chairman of the Board of VeriSign, is the President of RSA, an Executive Vice President and a director of Security Dynamics and the General manager and a member of Kairdos L.L.C. Mr. Bidzos disclaims beneficial ownership of the shares held by Kairdos L.L.C. except for his proportional interest therein, and disclaims beneficial ownership of the shares held by Security Dynamics or its wholly-owned subsidiaries. The address for Mr. Bidzos and Security Dynamics is 20 Crosby Drive, Bedford, Massachusetts 01730.

 (2) Represents 594,052 shares held by VISA International Service Association, 9,812 shares subject to options held by VISA International Service Association that are exercisable within 60 days of February 28, 1999 and 2,500 shares held by William Chenevich, director of VeriSign. Mr. Chenevich is the Group Executive Vice President, Data Processing Systems of VISA.

 (3) Represents 437,318 shares held by Kleiner Perkins Caufield & Byers VII L.P. or KPC&B VII, 16,541 shares held by Kevin R. Compton, 6,875 shares subject to options held by Kevin R. Compton that are exercisable within 60 days of February 28, 1999 and 2,937 shares subject to options held by

    KPC&B VII that are exercisable within 60 days of February 28, 1999. Mr. Compton, a director of VeriSign, is a general partner of the general partner of KPC&B VII. Mr. Compton disclaims beneficial ownership of shares held by KPC&B VII except for his proportional interest therein. The address for Mr. Compton and KPC&B VII is c/o Kleiner Perkins Caufield & Byers, 2750 Sand Hill Road, Menlo Park, California 94025.

 (4) Includes 1,000 shares held by Stratton or Jody Sclavos as Custodians under UTMA for Nicholas L. Sclavos and 1,000 shares held by Stratton or Jody Sclavos as Custodians under UTMA for Alexandra C. Sclavos. Also includes 31,250 shares subject to options held by Stratton D. Sclavos that are exercisable within 60 days of February 28, 1999. Mr. Sclavos is President, Chief Executive Officer and a director of VeriSign. Of the shares shown in the table, as of February 28, 1999, 77,000 are subject to a repurchase right that lapses as to 38,500 of the shares each quarter.

 (5) Represents 247,966 shares held by Bessemer Venture Partners DCI, 24,910 shares held by David J. Cowan, 3,750 shares held by Deer III & Co., 8,406 shares subject to options held by Deer III & Co. LLC that are exercisable within 60 days of February 28, 1999 and 1,406 shares subject to options held by David J. Cowan that are exercisable within 60 days of February 28, 1999. Mr. Cowan, a director of VeriSign, is a general partner of the general partner of Bessemer Venture Partners DCI and is a manager of Deer III & Co. LLC. Mr. Cowan disclaims beneficial ownership of shares held by Bessemer Venture Partners DCI except for his proportional interest therein. The address for Mr. Cowan and Bessemer Venture Partners DCA is 535 Middlefield Road, Menlo Park, California 94025.

 (6) Mr. Yanowitch is Vice President of Marketing of VeriSign. Of the shares shown in the table, as of February 28, 1999, 90,625 are subject to a right of repurchase that lapses as to 18,125 of the shares each quarter.

 (7) Includes 14,750 shares subject to options held by Arnold Schaeffer that are exercisable within 60 days of February 28, 1999. Mr. Schaeffer is Vice President of Engineering of VeriSign. Of the shares shown in the table, 36,750 are subject to a right of repurchase that lapses as to 8,875 of the shares each quarter.

 (8) Includes 5,000 shares held by Dana L. Evan as Custodian under UTMA for Christopher Thomas Evan, 5,000 shares held by Dana L. Evan as Custodian under UTMA for Ryan Joseph Evan and 16,875 shares subject to options held by Dana L. Evan that are exercisable within 60 days of February 28, 1999. Ms. Evan is Vice President of Finance and Administration and Chief Financial Officer of VeriSign. Of the shares shown in the table, as of February 28, 1999, 46,875 are subject to a right of repurchase that lapses as to 7,812 of the shares each quarter.

 (9) Includes 1,406 shares subject to options held by Timothy Tomlinson that are exercisable within 60 days of February 28, 1999 and 843 shares subject to options held by TZM Investment Fund that are exercisable within 60 days of February 28, 1999. Mr. Tomlinson, the Secretary and a director of VeriSign, is a general partner of TMZ Investment Fund and a trustee of each trust.

(10) Includes 7,187 shares subject to options held by Quentin Gallivan that are exercisable within 60 days of February 28, 1999. Mr. Gallivan is Vice President of Worldwide Sales of VeriSign.

(11) Includes the shares described in footnotes (1)-(10) and 1,023,816 shares beneficially held by one additional executive officer, members of his immediate family or other entities controlled by him.

                             Executive Compensation

  The following table sets forth certain summary information concerning the compensation awarded to, earned by, or paid for services rendered to VeriSign in all capacities during 1997 and 1998 by VeriSign's Chief Executive Officer and the four most highly compensated executive officers, other than the Chief Executive Officer, who were serving as executive officers at the end of 1998. These officers are referred to together as the Named Executive Officers.

                           Summary Compensation Table

                                                                    Long-Term
                                                                   Compensation
                                         Annual Compensation          Awards
                                    ------------------------------ ------------
                                                                    Securities
        Name and Principal                            Other Annual  Underlying
        Position               Year  Salary   Bonus   Compensation   Options
        ------------------     ---- -------- -------- ------------ ------------
   Stratton D. Sclavos.......  1998 $250,000 $130,625     --         400,000
    President and Chief
    Executive Officer          1997  200,000  183,022     --         100,000

   Quentin P. Gallivan.......  1998  150,000  150,000     --          45,000
    Vice President of
    Worldwide Sales            1997   40,866      --      --         115,000

   Richard A. Yanowitch......  1998  166,667   67,070     --          45,000
    Vice President of
    Marketing                  1997  140,000   59,084     --             --

   Dana L. Evan..............  1998  167,708   65,046     --          60,000
    Vice President of Finance
    and                        1997  145,000   46,349     --          45,000
    Administration and Chief
    Financial Officer

   Arnold Schaeffer..........  1998  167,708   48,572     --          90,000
    Vice President of
    Engineering                1997  145,000   30,226     --          58,000

                          Option Grants in Fiscal 1998

  The following table sets forth certain information regarding stock options granted to each of the Named Executive Officers during the year ended December 31, 1998.

                                          Individual Grants(1)               Potential Realizable
                            ------------------------------------------------   Value at Assumed
                                        Percent of                              Annual Rates of
                            Number of  Total Options                              Stock Price
                            Securities  Granted to                             Appreciation For
                            Underlying Employees in    Exercise                 Option Terms(2)
                             Options      Fiscal        Price     Expiration ---------------------
      Name                   Granted    Year(%)(3)   Per Share(4)    Date        5%        10%
      ----                  ---------- ------------- ------------ ---------- ---------- ----------
   Stratton D. Sclavos.....  100,000        4.1%        $30.69     10/30/05  $1,249,390 $2,911,376
                             100,000        4.1          49.25     12/15/05   2,004,970  4,672,432
                             200,000        8.2          51.13     12/18/05   5,363,008  9,701,582
   Quentin P. Gallivan.....   45,000        1.8          30.69     10/30/05     562,180  1,310,119
   Richard A. Yanowitch....   45,000        1.8          30.69     10/30/05     562,180  1,310,119
   Dana L. Evan............   60,000        2.5          30.69     10/30/05     749,574  1,746,825
   Arnold Schaeffer........   90,000        3.7          30.69     10/30/05   1,124,360  2,620,238

--------
Notes:
(1) Options granted in 1998 were granted under VeriSign's 1998 Equity Incentive Plan. These options become exercisable with respect to 25% of the shares covered by the option on the first anniversary of the date of grant and with respect to an additional 6.25% of these shares each quarter thereafter. These options have a term of seven years. Upon certain changes in control of VeriSign, this vesting schedule will accelerate as to 50% of any shares that are then unvested.

(2) Potential realizable values are net of exercise price but before taxes, and are based on the assumption that the common stock of VeriSign appreciates at the annual rate shown, compounded annually, from the date of grant until the expiration of the seven-year term. These numbers are calculated based on Securities and Exchange Commission requirements and do not reflect VeriSign's projection or estimate of future stock price growth.

(3) VeriSign granted options to purchase 2,433,756 shares of common stock to employees during 1998.

(4) Options were granted at an exercise price equal to the fair market value per share of VeriSign common stock, as quoted on the Nasdaq National Market.

  Aggregate Option Exercises in Fiscal 1998 and Fiscal Year-End Option Values

  The following table sets forth for each of the Named Executive Officers the shares acquired and the value realized on each exercise of stock options during the year ended December 31, 1998 and the year-end number and value of exercisable and unexercisable options.

                                                Number of Securities      Value of Unexercised
                             Shares            Underlying Unexercised    In-the-Money Options at
                            Acquired           Options at 12/31/98(1)          12/31/98(2)
                               on     Value   ------------------------- -------------------------
   Name                     Exercise Realized Exercisable Unexercisable Exercisable Unexercisable
   ----                     -------- -------- ----------- ------------- ----------- -------------
   Stratton D. Sclavos.....     --   $    --    25,000       475,000    $1,303,125   $9,340,625

   Quentin P. Gallivan.....  28,744   745,184        6       131,250           319    5,861,719

   Richard A. Yanowitch....     --        --       --         45,000           --     1,279,688

   Dana L. Evan............     --        --    11,250        93,750       597,656    3,499,219

   Arnold Schaeffer........   7,000   202,988    7,500       133,500       398,438    4,870,313

--------
Notes:
(1) Options shown were granted under VeriSign's 1995 Stock Option Plan, 1997 Stock Option Plan and 1998 Equity Incentive Plan, and are subject to vesting as described in footnote (1) to the option grant table above.

(2) Based on a value of $59.13, the closing price per share of VeriSign's common stock on The Nasdaq National Market on December 31, 1998, net of the option exercise price.

  No compensation intended to serve as incentive for performance to occur over a period longer than one year was paid pursuant to a long-term incentive plan during 1998 to any Named Executive Officer. VeriSign does not have any defined benefit or actuarial plan under which benefits are determined primarily by final compensation and years of service with any of the Named Executive Officers.

               Compensation Arrangements with Executive Officers

  Mr. Sclavos's employment offer letter of June 1995, as amended in October 1995, provided for an initial annual salary of $175,000 and an initial annual bonus of up to $50,000 per year. In addition, it provided for a loan to Mr. Sclavos of $48,000 that was to be forgiven after the first anniversary of Mr. Sclavos's employment with VeriSign. The Board forgave this loan in October 1996. Mr. Sclavos was also granted an option to purchase 616,000 shares of common stock with an exercise price of $.12 per share. In October 1996, this option was amended such that it became immediately exercisable. Mr. Sclavos exercised this option in full in November 1996. In connection with this exercise, VeriSign loaned Mr. Sclavos $73,920 pursuant to the terms of the Executive Loan Program of 1996, which is described below, representing the full exercise price of such option. Mr. Sclavos has repaid in full his loan under the Executive Loan Program. As of December 31, 1998, 115,500 of the shares Mr. Sclavos received upon exercise of the option were subject to a right of repurchase on behalf of VeriSign. This right lapses as to 38,500 shares per quarter. However, upon the occurrence of certain change-in-control transactions, 50% of each of these then-unvested options will become vested or, if applicable, the right of repurchase will lapse as to 50% of the shares covered by the right of repurchase. Mr. Sclavos's employment is "at will" and thus can be terminated at any time, with or without cause.

  Under the 1995 Stock Option Plan, Dana L. Evan was granted an option to purchase 170,000 shares of common stock, Arnold Schaeffer was granted an option to purchase 200,000 shares of common stock and Richard A. Yanowitch was granted an option to purchase 290,000 shares of common stock, at exercise prices ranging from $.12 to $6.00. Each of these options is subject to the standard four-year vesting schedule under the 1995 Stock Option Plan or, in certain circumstances, is immediately exercisable, subject to VeriSign's right to repurchase shares subject to such options, which repurchase right lapses on a schedule similar to the vesting schedule for options granted under the 1995 Stock Option Plan. However, upon the occurrence of certain change-in-control transactions, 50% of each of these Named Executive Officer's then-unvested options will become vested or, if applicable, the right of repurchase will lapse as to 50% of the shares covered by the right of repurchase.

  Executive Loan Program of 1996. In November 1996, the Compensation Committee adopted VeriSign's Executive Loan Program of 1996, or the Executive Loan Program. Under the Executive Loan Program, VeriSign's Chief Executive Officer and each Vice President, each of which is also called a Qualified Borrower, are each entitled to borrow an aggregate of up to $250,000 from VeriSign. Each loan made under the Executive Loan Program is a full recourse loan and bears interest at the then-minimum interest rate to avoid imputation of income under federal, state and local tax laws. Interest on any loan made under the Executive Loan Program is due and payable on December 31 of each year in which the loan is outstanding. Principal and accrued interest are payable in full on any loan upon the earlier of December 31, 2005 or 90 days after the termination of the Qualified Borrower's employment, unless extended by a separate written agreement approved by the Board. Each loan made under the Executive Loan Program must be secured by collateral represented by common stock or other marketable securities acceptable to the Board having a fair market value equaling or exceeding the principal amount of the loan.

  Under Item 402(a)(9) of Regulation S-K promulgated by the Securities and Exchange Commission (SEC), neither the "Report of the Compensation Committee" nor the material under the caption "Performance Graph" shall be deemed to be filed with the SEC for purposes of the Securities Exchange Act of 1934, as amended, nor shall the report or the graph be deemed to be incorporated by reference in any past or future filing by the Company under the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended.

                      Report of the Compensation Committee

  The Compensation Committee of the Board of Directors administers VeriSign's executive compensation program. The current members of the Compensation Committee are D. James Bidzos, William Chenevich and David J. Cowan. Each of these persons is a non-employee director within the meaning of Section 16 of the

Securities Exchange Act of 1934, as amended, and an "outside director" within the meaning of Section 162(m) of the Code. None of Mr. Bidzos, Mr. Chenevich or Mr. Cowan has any interlocking relationships as defined by the SEC.

General Compensation Philosophy

  The role of the Compensation Committee is to set the salaries and other compensation of the executive officers and certain other key employees of VeriSign, and to make grants under, and to administer, the stock option and other employee equity and bonus plans. VeriSign's compensation philosophy for executive officers is to relate compensation to corporate performance and increases in stockholder value, while providing a total compensation package that is competitive and enables VeriSign to attract, motivate, reward and retain key executives and employees. Accordingly, each executive officer's compensation package may, in one or more years, be comprised of the following three elements:

  . base salary that is designed primarily to be competitive with base salary levels in effect at high technology companies in the Silicon Valley that are of comparable size to VeriSign and with which VeriSign competes for executive personnel;

  . annual variable performance awards, such as bonuses, payable in cash and tied to the achievement of performance goals, financial or otherwise, established by the Compensation Committee; and

  . long-term stock-based incentive awards which strengthen the mutuality of interests between the executive officers and VeriSign's stockholders.

Executive Compensation

  Base Salary. Salaries for executive officers for 1998 were generally determined on an individual basis by evaluating each executive's scope of responsibility, performance, prior experience and salary history, as well as the salaries for similar positions at comparable companies. In addition, VeriSign's Human Resources department provided information to the Compensation Committee regarding salary range guidelines for specific positions.

  Annual Incentive Awards. VeriSign has established a management incentive plan. Certain employees, including executive officers, are eligible to participate in this plan. Target bonuses are established based on a percentage of base salary and become payable upon the achievement of specified total company financial goals and personal and team objectives. The Compensation Committee administers this plan with regard to Mr. Sclavos. Mr. Sclavos administers the plan with regard to the other executive officers.

  Long-Term Incentive Awards. The Compensation Committee believes that equity-based compensation in the form of stock options links the interests of executive officers with the long-term interests of VeriSign's stockholders and encourages executive officers to remain in VeriSign's employ. Stock options generally have value for executive officers only if the price of VeriSign's stock increases above the fair market value on the grant date and the officer remains in VeriSign's employ for the period required for the shares to vest.

  VeriSign grants stock options in accordance with the Equity Incentive Plan. In 1998, stock options were granted to certain executive officers as incentives for them to become employees or to aid in the retention of executive officers and to align their interests with those of the stockholders. Stock options typically have been granted to executive officers when the executive first joins VeriSign, in connection with a significant change in responsibilities and, occasionally, to achieve equity within a peer group. The Compensation Committee may, however, grant additional stock options to executive officers for other reasons. The number of shares subject to each stock option granted is within the discretion of the Compensation Committee and is based on anticipated future contribution and ability to impact VeriSign's results, past performance or consistency within the officer's peer group. In 1998, the Compensation Committee considered these factors, as well as the number of unvested option shares held by the officer as of the date of grant. At the discretion of the Compensation Committee, executive officers may also be granted stock options to provide greater incentives to continue their employment with VeriSign and to strive to increase the value of VeriSign's common stock. The stock options generally become exercisable over a four-year period and are granted at a price that is equal to the fair market value of VeriSign's common stock on the date of grant.

Chief Executive Officer Compensation

  Mr. Sclavos' base salary, target bonus, bonus paid and long-term incentive awards for 1998 were determined by the Compensation Committee in a manner consistent with the factors described above for all executive officers.

Internal Revenue Code Section 162(m) Limitation

  Section 162(m) of the Internal Revenue Code limits the tax deduction to $1.0 million for compensation paid to certain executives of public companies. Having considered the requirements of Section 162(m), the Compensation Committee believes that grants made pursuant to the Equity Incentive Plan meet the requirements that such grants be "performance based" and are, therefore, exempt from the limitations on deductibility. Historically, the combined salary and bonus of each executive officer has been below the $1.0 million limit. The Compensation Committee's present intention is to comply with Section 162(m) unless the Compensation Committee feels that required changes would not be in the best interest of VeriSign or its stockholders.

                                          Compensation Committee

                                          /s/ D. James Bidzos
                                          /s/ William Chenevich
                                          /s/ David J. Cowan

                         Stock Price Performance Graph

  The following graph compares the cumulative total stockholder return on VeriSign's common stock, the Nasdaq Composite Index, and the Hambrecht & Quist Internet Index. The graph assumes that $100 was invested in VeriSign's common stock, the Nasdaq Composite Index and the Hambrecht & Quist Internet Index on January 30, 1998, the date of VeriSign's initial public offering, and calculates the return monthly through December 31, 1998. The stock price performance on the following graph is not necessarily indicative of future stock price performance.
                        [PERFORMANCE GRAPH APPEARS HERE]

                                                                          H&Q
   Period Covered                                       VeriSign Nasdaq Internet
   --------------                                       -------- ------ --------
   1/30/98.............................................  100.00  100.00  100.00
   2/28/98.............................................  204.46  110.09  118.92
   3/31/98.............................................  314.29  114.16  130.99
   4/30/98.............................................  274.11  116.09  139.10
   5/31/98.............................................  228.13  109.72  126.88
   6/30/98.............................................  266.96  117.46  164.53
   7/31/98.............................................  221.43  116.22  149.02
   8/31/98.............................................  202.68   93.43  105.14
   9/30/98.............................................  194.64  106.34  132.19
   10/31/98............................................  219.20  110.68  138.54
   11/30/98............................................  286.61  121.59  189.38
   12/31/98............................................  422.32  137.15  228.32

                 Certain Relationships and Related Transactions

  Since January 1, 1998, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which VeriSign or any of its subsidiaries was or is to be a party in which the amount involved exceeded or will exceed $60,000 and in which any director, executive officer or holder of more than 5% of the common stock of VeriSign or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest other than (1) the compensation agreements, which are described where required in "Executive Compensation," and (2) the transactions described below.

  Development Agreement. In September 1997, VeriSign and Security Dynamics, the parent company of RSA, entered into a Master Development and License Agreement, or the Development Agreement. Mr. Bidzos, the Chairman of the Board of VeriSign, is also a director of Security Dynamics. Under the Development Agreement, VeriSign will develop a customized certificate authority (CA) service based upon VeriSign's WorldTrust platform in order to enable Security Dynamics to offer a product with encryption and digital certificate functionality. VeriSign has retained the ownership rights to the technology developed under this agreement, except to the extent the technology constitutes derivatives of Security Dynamic's pre-existing technology or the technology is solely created by Security Dynamics. However, VeriSign granted Security Dynamics a non-exclusive, royalty-free, perpetual, worldwide license to VeriSign's intellectual property rights in VeriSign technology to the extent that the technology is incorporated in the customized product being developed for Security Dynamics, for the purpose of facilitating Security Dynamics' derivative works or distributing the customized product to end users.

  In December 1998, VeriSign and Security Dynamics amended the Development Agreement to grant Security Dynamics an exclusive license to incorporate the developed technology into original equipment manufacturers', or OEMs, products in order to create products incorporating the technology and to sublicense the technology to licensees of the OEMs. In addition, VeriSign will use its best efforts to transfer customer support services to Security Dynamics and to assist in transferring its sales prospects to Security Dynamics.

  The Development Agreement provides that Security Dynamics will pay VeriSign an aggregate of $2.7 million as an initial license fee, $900,000 of which was paid in October 1997 and $1.4 million of which was paid during 1998. The remaining $360,000 is scheduled to be paid upon completion of a milestone during early 1999. At the time of the execution of the amendment in December 1998, Security Dynamics paid VeriSign $500,000. Once Security Dynamics has received net revenues of $2.8 million from OEMs, it will pay VeriSign a royalty equal to 18% of net revenues from the sale to OEMs or, if it is greater, 18% of 60% of the current list price for the product. Security Dynamics will not be obligated to pay any royalties to VeriSign with respect to sales to VARs.

  In order for Security Dynamics to maintain its exclusivity rights, it must make aggregate annual payments, which will be paid on a quarterly basis, of:
(1) $1.1 million during the first year of the agreement; (2) $2.3 million during the second year of the agreement; (3) $3.0 million during the third year of the agreement; and (4) $4.0 million during the fourth and fifth years of the agreement.

  Security Dynamics may also elect not to maintain the exclusivity so long as it gives 90 days notice prior to the end of a year and also pays to VeriSign an amount equal to the remaining pre-payments to be made during that year as well as an amount equal to the first two quarterly payments due for the subsequent year.

  In addition VeriSign will be obligated to pay Security Dynamics an amount equal to 8% of net revenue recognized by VeriSign during a VeriSign OnSite customer's first year using VeriSign OnSite if the new VeriSign OnSite customer had previously purchased products from Security Dynamics that incorporate the developed technology.

  Commencing in March 1998, Security Dynamics is also required to pay VeriSign a monthly product support fee for a three-year period, and thereafter for successive annual terms. Either of the parties may elect to terminate such product support within 60 days prior to the end of the term. Security Dynamics may terminate support services at any time on 60 days prior written notice to VeriSign. For a yearly fee, Security Dynamics can purchase product maintenance services. During 1998, Security Dynamics paid both support and maintenance fees, which were $105,000 in the aggregate. If Security Dynamics pays both support and maintenance fees in future periods, such fees would aggregate approximately $195,000 for a one-year period. For so long as Security Dynamics is paying maintenance fees, VeriSign will be obligated, at no additional cost, to provide Security Dynamics with updates and enhancements that VeriSign develops to the customized product and with non-exclusive first-to-market access to new technologies developed by VeriSign that are relevant to the business of providing enterprise security solutions or solutions for secure business communications. VeriSign is also obligated, upon the request of Security Dynamics, to make VeriSign's other technology available to Security Dynamics and to offer maintenance after the term of the agreement on certain "most favored pricing" terms.

  VeriSign believes that the terms of the Development Agreement, taken as a whole, were no less favorable to VeriSign than VeriSign could have obtained from unaffiliated third parties.

  Acquisition of SecureIT, Inc. In July 1998, VeriSign acquired SecureIT. In connection with this acquisition VeriSign issued approximately 1,666,000 shares of its common stock in exchange for all of the issued and outstanding capital stock of SecureIT. Jagtar S. Chaudhry, the Vice President and General Manager of Security Services of VeriSign, received 210,951 shares of VeriSign common stock in exchange for his shares of SecureIT stock. P. Jyoti Chaudhry, his wife, received 1,071,239 shares of VeriSign common stock in exchange for her shares of SecureIT stock. Three Chaudhry Family Trusts received 65,922 shares of VeriSign common stock in exchange for their SecureIT stock and a fourth Chaudhry Family Trust received 3,296 shares of VeriSign common stock in exchange for its shares of SecureIT stock. In addition, VeriSign granted the former shareholders of SecureIT certain registration rights with respect to the VeriSign common stock they received in the transaction.

  Of the shares issued in the SecureIT acquisition, 176,619 shares are being held in escrow to secure the indemnification obligations under the Agreement and Plan of Reorganization relating to the acquisition of SecureIT. Of these shares, 10,000 are being held to secure an indemnification obligation with respect to income taxation, which is referred to as the "Tax Escrow." These escrow shares were withheld from the shares distributed to the former SecureIT shareholders on a pro-rata basis based on their ownership of SecureIT shares. This escrow will terminate on May 1, 1999. However, the escrow will terminate with respect to the Tax Escrow when the applicable statute of limitations pertaining to any taxes due expires.

  VeriSign also entered into an Employment and Non-Competition Agreement with Mr. Chaudhry. This employment agreement, which became effective on July 6, 1998, has a term of one year and provides for a minimum annual base salary of $125,000. In addition, Mr. Chaudhry will be eligible to receive an annual bonus in an amount up to 30% of his base salary. Mr. Chaudhry was also granted an option to purchase 100,000 shares of common stock at an exercise price of $27.50 per share. In the event Mr. Chaudhry's employment is terminated without cause or upon a "constructive termination" of his employment, he will be entitled to receive the base salary remaining to be paid to him for the term of the employment agreement. Once the initial term of the employment agreement expires, Mr. Chaudhry's employment will be on an "at-will" basis.

  Legal Fees. During 1998, the law firm of Tomlinson Zisko Morosoli & Maser LLP, of which Mr. Tomlinson is a partner, provided legal services to VeriSign on a variety of matters. VeriSign paid to or accrued for Tomlinson Zisko Morosoli & Maser LLP an aggregate of approximately $617,000 in 1998.

  VeriSign believes that all of the transactions set forth above were made on terms no less favorable to it than could have been obtained from unaffiliated third parties. All future transactions between VeriSign and its officers, directors and principal shareholders and their affiliates will be approved by a majority of the Board, including a majority of the independent and disinterested directors of the Board, and will be on terms no less favorable to VeriSign than could be obtained from unaffiliated third parties.

       Stockholder Proposals for the 2000 Annual Meeting of Stockholders

  VeriSign's bylaws establish an advance notice procedure for stockholder proposals not included in VeriSign's proxy statement, to be brought before an annual meeting of stockholders. In general, nominations for the election of directors may be made by:

  .  VeriSign's Board of Directors;

  .  any nominating committee appointed by VeriSign's Board of Directors; or

  . any stockholder entitled to vote who has delivered written notice to the Secretary of VeriSign 60 days or no more than 90 days in advance of May 27, 2000, which notice must contain specified information concerning the nominees and concerning the stockholder proposing the nominations.

  The only business that will be conducted at an annual meeting of VeriSign stockholders is business that is brought before the meeting by or at the direction of the chairman of the meeting or by any stockholder entitled to vote who has delivered timely written notice to the Secretary of VeriSign 60 days or no more than 90 days prior to the first anniversary of this year's annual meeting. In the event that the date of the annual meeting is more than thirty
(30) days before or more than sixty (60) days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the ninetieth (90th) day prior to the annual meeting and not later than the close of business on the later of the sixtieth (60th) day prior to the annual meeting or the close of business on the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by VeriSign. The stockholder's notice must contain specified information concerning the matters to be brought before the meeting and concerning the stockholder proposing those matters. If a stockholder who has not notified VeriSign of his intention to present a proposal at an annual meeting does not appear or send a qualified representative to present his proposal at the meeting, VeriSign need not present the proposal for a vote at the meeting. A copy of the full text of the bylaw provisions discussed above may be obtained by writing to the Secretary of VeriSign. All notices of proposals by stockholders, whether or not included in VeriSign's proxy materials, should be sent to the Secretary of VeriSign at its principal executive offices.

            Section 16(a) Beneficial Ownership Reporting Compliance

  Section 16 of the Securities Exchange Act of 1934, as amended, requires VeriSign's directors and officers, and persons who own more than 10% of VeriSign's common stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (the "SEC") and the Nasdaq Stock Market. These persons are required by SEC regulations to furnish VeriSign with copies of all Section 16(a) forms that they file.

  Based solely on its review of the copies of the forms furnished to VeriSign and written representations from the executive officers and directors, VeriSign believes that all Section 16(a) filing requirements for the year ended December 31, 1998 were met.

                                 Other Business

  The Board does not presently intend to bring any other business before the Meeting, and, so far as is known to the Board, no matters are to be brought before the Meeting except as specified in the Notice of the Meeting. As to any business that may properly come before the Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

  Whether or not you expect to attend the meeting, please complete, date, sign and promptly return the accompanying proxy in the enclosed postage paid envelope so that your shares may be represented at the meeting.

                          COMMUNICATING WITH VERISIGN

  We have from time-to-time received calls from stockholders inquiring about the available means of communication with VeriSign. We thought that it would be helpful to describe these arrangements which are available for your use.

  . If you would like to receive information about VeriSign, you may use one of these convenient methods:

     1. To have information such as our latest Quarterly Earnings Release, Form 10-K, Form 10-Q or Annual Report to Stockholders mailed to you, please call our Investor Relations Department at (650) 429-3550.

     2. To view VeriSign's home page on the Internet, use VeriSign's Internet address: www.verisign.com. VeriSign's home page gives you access to product, marketing and financial data, and an on-line version of this Proxy Statement, VeriSign's Annual Report to Stockholders and job listings. Internet access to this information has the advantage of providing you with up-to-date information about us throughout the year.

  . If you would like to write to us, please send your correspondence to the following address:

     VeriSign, Inc.
     Attention: Investor Relations
     1350 Charleston Road
     Mountain View, CA 94043-1331

  . If you would like to inquire about stock transfer requirements, lost certificates and change of stockholder address, please call our transfer agent, ChaseMellon Shareholder Services LLC at (800) 356-2017. Foreign stockholders please call (201) 329-8660. You may also visit their web site at www.chasemellon.com for step-by-step transfer instructions.

  Of course, as a stockholder, you will continue to automatically receive the Annual Report to Stockholders and Proxy Statement by mail.

                  DIRECTIONS TO THE VERISIGN CORPORATE OFFICES

  The VeriSign corporate offices are located at 1350 Charleston Road, Mountain View, California at the corner of North Shoreline Boulevard and Charleston Road. Our main telephone number is (650) 961-7500.

Directions from San Francisco

  Go south on highway 101. Take the Shoreline Boulevard exit towards Mountain View. At the stoplight, turn left onto North Shoreline Boulevard. Cross over highway 101 and at the third stop light, turn right onto Charleston Road. Immediately after turning, merge into the left lane and turn left into the first parking lot on the left.

Directions from San Jose

  Go north on highway 101. Take the Shoreline Boulevard exit towards Middlefield Road. Keep right at the fork in the exit ramp. At the stoplight, turn left onto North Shoreline Boulevard. At the second stop light; turn right onto Charleston Road. Immediately after turning, merge into the left lane and turn left into the first parking lot on the left.

                     MAP TO THE VERISIGN CORPORATE OFFICES

                               [MAP APPEARS HERE]

                               VeriSign, Inc.
                            1350 Charleston Road
                    Mountain View, California 94043-1331

                            ---------------------

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned hereby appoints Stratton Sclavos and Dana Evan, as proxies, each with full powers of substitution, and hereby authorizes them to represent and to vote, as designated below, all shares of Common Stock, $0.001 par value, of VeriSign, Inc. (the "Company") held of record by the undersigned on March 30, 1999, at the 1999 Annual Meeting of Stockholders of the Company (the "Meeting") to be held on May 27, 1999, and at any continuations or adjournments thereof.

        This Proxy, when properly executed and returned in a timely manner, will be voted at the Meeting and any adjournments thereof in the manner described herein. If no contrary indication is made, the proxy will be voted FOR the Board of Director nominees, FOR Proposals 2 through 5 and in accordance with the judgment of the persons named as proxies herein on any other matters that may properly come before the Meeting.

    PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE
                             ENCLOSED ENVELOPE.

            CONTINUED AND TO BE SIGNED AND DATED ON REVERSE SIDE

                                                              SEE REVERSE SIDE

                                                         [X]  Please mark
                                                              votes as in this
                                                              example.

    The Board of Directors unanimously recommends that you vote FOR the Board of Director nominees and FOR Proposals 2 through 5.

1.  Election of Directors.
    Nominees:
        Stratton D. Sclavos
        Timothy Tomlinson

   [ ] FOR all nominees listed below except as marked. [ ] WITHHOLD AUTHORITY to vote for all nominees.

     To withhold authority to vote for any individual nominee, strike a line through that nominee's name:

2.  Proposal to approve an amendment to VeriSign's      FOR   AGAINST   ABSTAIN
    1998 Equity Incentive Plan to increase the          [ ]     [ ]       [ ]
    number of shares issuable thereunder by an aggregate of 2,000,000 shares.

3.  Proposal to approve an amendment to VeriSign's      FOR   AGAINST   ABSTAIN
    1998 Employee Stock Purchase Plan to increase       [ ]     [ ]       [ ]
    the number of shares issuable thereunder by an aggregate of 250,000 shares.

4.  Proposal to approve an increase in the number of    FOR   AGAINST   ABSTAIN
    authorized shares of common stock from 50,000,000   [ ]     [ ]       [ ]
    to 200,000,000.

5.  Proposal to ratify the appointment of KPMG LLP as   FOR   AGAINST   ABSTAIN
    independent auditors for the year ending            [ ]     [ ]       [ ]
    December 31, 1999.

    In accordance with their judgement, the proxies are authorized to vote upon such other matters as may properly come before the Annual Meeting or any adjournment thereof.

    This Proxy must be signed exactly as your name appears hereon. If more than one name appears, all persons so designated should sign. Attorneys, executors, administrators, trustees and guardians should indicate their capacities. If the signer is a corporation, please print full corporate name and indicate capacity of duly authorized officer executing on behalf of the corporation. If the signer is a partnership, please print full partnership name and indicate capacity of duly authorized person executing on behalf of the partnership.

     Signature:                                        Date:            ,1999
               ---------------------------------------      ------------
     Signature:                                        Date:            ,1999
               ---------------------------------------      ------------
                               (Reverse Side)

 WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND
       SIGN THIS PROXY CARD AND RETURN IT PRIOR TO THE MEETING IN THE
                              ENCLOSE ENVELOPE.